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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                     Wave Technologies International, Inc.
                     -------------------------------------
                                (Name of Issuer)

                         Common Stock, Par Value $.50
                      ------------------------------------
                         (Title of Class of Securities)

                                  94352Q-10-9
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages

-----------------------                                  ---------------------
 CUSIP NO.  94352Q-10-9               13G                  PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Kenneth W.Kousky
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]

                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          469,764*
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                         469,764*
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      469,764*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      12.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



       *Includes 1,500 shares subject to currently exercisable options.

CUSIP No. 94352Q-10-9


                                 SCHEDULE 13G
                                 ------------

                PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934
                -----------------------------------------------



Item 1(a).     Name of Issuer:

               Wave Technologies International, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               10845 Olive Boulevard, Suite 250
               St. Louis, Missouri 63141

Item 2(a).     Name of Person Filing:

               Kenneth W. Kousky

Item 2(b).     Address of Principal Business Office:

               9 Clermont Lane
               St. Louis, MO  63124

Item 2(c).     Citizenship:
               United States

Item 2(d).     Title of Class of Securities:
               Common Stock, $.50 par value

Item 2(e).     CUSIP Number:
               94352Q-10-9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(d), check whether the person filing is a:

               (a)  [_]   Broker or Dealer registered under Section 15 of the
                          Act

               (b)  [_]   Bank as defined in section 3(a)(6) of the Act

               (c)  [_]   Insurance Company as defined in section 3(a)(19) of
                          the act


                               Page 3 of 5 pages

CUSIP No. 94352Q-10-9


               (d)  [_]  Investment Company registered under section 8 of the
                         Investment Company Act

               (e)  [_]  Investment Advisor registered under section 203 of the
                         Investment Advisor Act of 1940

               (f)  [_]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)

               (g)  [_]  Parent Holding Company, in accordance with
                         (S)240.13d-1(b)(ii)(G) (Note:  See Item 7)

               (h)  [_]  Group, in accordance with (S)240.13d-1(b)(ii)(G)

Item 4.        Ownership:

               (a)  Amount Beneficially Owned:  469,764*

               (b)  Percent of Class:  12.3%

               (c)  Number of shares as to which each person has:

                    (i)   sole power to vote or to direct the vote:  469,764*

                    (ii)  shared power to vote or to direct the vote:  0

                    (iii) sole power to dispose or to direct the disposition
                          of:  469,764*

                    (iv) shared power to dispose or to direct the disposition of: 0

Item 5.        Ownership of Five Percent or Less of a Class.

               Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

*Includes 1,500 shares subject to currently exerciseable options.


                               Page 4 of 5 pages

CUSIP No. 94352Q-10-9


    Item 7.   Identification and Classification of the Subsidiary Which Acquired
              ------------------------------------------------------------------
              the Security Being Reported on By the Parent Holding Company:
              --------------------------------------------------------------

              Not Applicable.

    Item 8.   Identification and Classification of Members of the Group:
              -----------------------------------------------------------

              Not Applicable.

    Item 9.   Notice of Dissolution of Group:
              ------------------------------

              Not Applicable.

    Item 10.  Certification:
              -------------

              Not Applicable.



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      1-23-97
                              ----------------------------------------------
                                       Date


                                \s\ Kenneth W. Kousky
                              ----------------------------------------------
                                    Kenneth W. Kousky




                               Page 5 of 5 pages